Proposal 1: Election of Directors.

Name	For Votes	Withheld Votes	Broker Non-Votes
Dr. Mary B. Bullock	116,660,045	1,818,999	17,923,750
Paul D. Donahue	111,619,656	6,859,388	17,923,750
Jean Douville	111,475,957	7,003,087	17,923,750
Gary P. Fayard	117,277,851	1,201,193	17,923,750
Thomas C. Gallagher	115,044,061	3,434,983	17,923,750
John R. Holder	117,324,774	1,154,270	17,923,750
John D. Johns	116,802,528	1,676,516	17,923,750
Robert C. Loudermilk, Jr.	117,377,023	1,102,021	17,923,750
Wendy B. Needham	117,204,721	1,274,323	17,923,750
Jerry W. Nix	111,579,011	6,900,033	17,923,750
Gary W. Rollins	89,427,082	29,051,962	17,923,750
E. Jenner Wood III	116,375,345	2,103,699	17,923,750

Proposal 2: Advisory Vote on Executive Compensation.

The shareholders approved the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation. The holders of 114,596,483 shares of Common Stock voted in favor of the proposal, holders of 3,272,605 shares voted against, holders of 609,956 shares abstained, and there were 17,923,750 broker non-votes.

Proposal 3: Approval of the 2015 Incentive Plan.

The shareholders approved the Company’s 2015 Incentive Plan. The holders of 109,856,243 shares of Common Stock voted in favor of the proposal, holders of 7,944,819 shares voted against, holders of 677,981 shares abstained, and there were 17,923,750 broker non-votes.

Proposal 4: Ratification of Selection of Independent Auditors.

The shareholders ratified the selection of Ernst & Young LLP as independent auditors of the Company for 2015. The holders of 133,647,274 shares of Common Stock voted in favor of the ratification, holders of 2,378,805 shares voted against, holders of 376,715 shares abstained, and there were no broker non-votes.